EXHIBIT 16.1

October 27, 2022

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently the principal accountants for Bowlero Corp. and, under the date of September 15, 2022, we reported on the consolidated financial statements of Bowlero Corp. and subsidiaries (Bowlero Corp.) as of and for the fiscal years ended July 3, 2022 and June 27, 2021. On October 24, 2022, we were notified that Bowlero Corp. engaged Deloitte & Touche LLP as its principal accountant for the year ending July 2, 2023, and that the auditor-client relationship with KPMG LLP will cease upon completion of the review of Bowlero Corp.’s unaudited condensed consolidated financial statements as of and for the quarter ended October 2, 2022. We have read Bowlero Corp.’s statements included under Item 4.01(a) and 4.01(b) of its Form 8-K dated October 27, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with the statements in 4.01(a) that Bowlero Corp. makes about its process conducted to determine the Company’s independent registered public accounting firm for the fiscal year ending July 2, 2023, nor are we able to agree or disagree with the statements in 4.01(b).

Very truly yours,

/s/ KPMG LLP